AMENDMENT NO. 5
THE NEWHALL LAND AND FARMING COMPANY
RETIREMENT PLAN
(Restatement Effective January 1, 1989)

The Newhall Land and Farming Company Retirement Plan (the “Plan”), as restated in its entirety effective January 1, 1989, and subsequently amended, is further amended effective as of the dates set forth below, as follows:

1.	Subsection 1.18(a) defining “Eligible Employee” is amended, effective as of January 1, 2001, to read:

(a) any individual who performs services for a Participating Company solely as a Leased Employee, independent contractor, consultant or employee of a third-party employment agency or is classified as such by the Participating Company for whom such services are performed (whether or not such classification is upheld upon governmental or judicial review); and

2.	Section 8.02 is amended in its entirety, effective as of January 1, 2000, to read:

An annual benefit is a retirement benefit that is payable annually in the form of a straight life annuity under all qualified defined benefit plans maintained by an Affiliated Company, excluding any benefits attributable to the Participant’s contributions or rollover contributions, if any, to the plans or to any assets transferred from a qualified plan that was not maintained by an Affiliated Company. If the benefit is payable in a form other than a straight life annuity (and other than a form subject to Code Section 417(e)(3)), the amount must be adjusted to an actuarially equivalent straight life annuity determined by using the greater of the interest rate specified in the Plan’s definition of Actuarial Equivalent or five percent. If the benefit is payable in a form subject to Code Section 417(e)(3), the amount must be adjusted to an actuarially equivalent straight life annuity determined by using the greater of the interest rate specified in the Plan’s definition of Actuarial Equivalent or the applicable interest rate defined in Code Section 417(e)(3). No actuarial adjustment is required to account for the value of a qualified joint and survivor annuity or any other joint and survivor annuity, provided the Participant’s spouse is the sole Beneficiary, the value of benefits which are not directly related to retirement benefits (such as qualified disability benefits, preretirement death benefits, or postretirement medical benefits) or for the value of postretirement cost-of-living increases made in accordance with Treasury Regulations.

3.	The following provisions are repealed, effective as of January 1, 2000, and their terms shall have no force or effect, as applied to the determination of the accrued benefit of a Participant who performs an Hour of Service on or after January 1, 2000: Section 8.06 in its entirety and Section 8.08(a), including the introduction.

4.	Section 8.09 is amended, effective as of January 1, 2000, to read:

Freeze Date. In no event shall the benefit payable to a Participant determined as if the Participant had separated from service as of December 31, 1999 be less than the Participant’s Accrued Benefit determined as if the Participant had separated from service on or after January 1, 2000.

5.	Subsection 14.02(a) is amended, effective August 5, 1997, to read:

Subject to subsection (b) and with respect to certain judgments, orders or decrees issued or a settlement entered into, on or after August 5, 1997 in accordance with Code Sections 401(a)(13)(C) and (D), benefits under the Plan may not be assigned or hypothecated, and except to the extent required by law, no such benefits shall be subject to legal process or attachment for the payment of any claim against any person entitled to receive the same.

6.	Subsection 14.11(a) is amended, effective January 1, 2000, to read:

An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of 10 years or more; any distribution to the extent that distribution is required under Section 401(a)(9) of the Code; the portion of any distribution that is not includable in gross income; and any hardship distribution to the extent described in Code Section 401(k)(2)(B)(i)(IV).

7.	A new Section 14.14 is added, effective as of December 12, 1994, to read:

USERRA Compliance. Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to qualified military service shall be provided in accordance with Code Section 414(u).

IN WITNESS WHEREOF, Newhall Management Corporation, managing general partner of Newhall Management Limited Partnership, managing general partner of The Newhall Land and Farming Company (a California Limited Partnership) has caused this Amendment No. 5 to be executed on behalf of such partnership by its duly authorized officer as of this 18th day of July 2001.

THE NEWHALL LAND AND FARMING COMPANY (A CALIFORNIA LIMITED PARTNERSHIP)

By:	NEWHALL MANAGEMENT LIMITED PARTNERSHIP, MANAGING GENERAL PARTNER

By:	NEWHALL MANAGEMENT CORPORATION,
MANAGING GENERAL PARTNER

By:	/s/ Trude A. Tsujimoto
Title:	Secretary